EXHIBIT NO. 99.(m)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to the Registration Statement No. 33-19628 on Form N-3 of our report dated February 19, 2008, relating to the financial statements and financial highlights of Capital Appreciation Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account, Total Return Variable Account and Global Governments Variable Account, appearing in the Annual Report on Form N-CSR of Capital Appreciation Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account, Total Return Variable Account and Global Governments Variable Account for the year ended December 31, 2007, and to the use of our report dated March 27, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the provisions of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, effective January 1, 2007, as described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.), also appearing in the Statement of Additional Information.

We also consent to the references to us under the headings “Condensed Financial Information – Per Accumulation Unit Income and Capital Changes” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
April 24, 2008